Filed Pursuant to 424(b)(3)
Registration No. 333-43149

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Fifth Supplement to Prospectus dated January 31, 2000
___________________________________________

This Fifth Supplement amends and supplements the Prospectus dated January 31, 2000, as supplemented by the First Supplement dated February 18, 2000; the Second Supplement dated December 4, 2000; the Third Supplement dated September 10, 2001;
and the Fourth Supplement dated November 13, 2001.

___________________________________________

          As originally provided in the Prospectus, Perma-Fix Environmental Services, Inc. (the "Company") issued to Karl H. Ehlert ("Ehlert") two warrants, both dated July 24, 1997, each to purchase 175,000 shares of the Company's Common Stock for five years, with the first having an exercise price of $2.00 per share, and the second having an exercise price of $3.00 per share (together, the "Ehlert Warrants"). On March 12, 2002, the Board of Directors of the Company amended the second warrant by reducing the exercise price of the second warrant from $3.00 to $2.90 per share. The Ehlert Warrants are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus, and are covered by the Prospectus. The Company has been advised that, as security for certain loans, Ehlert pledged the Ehlert Warrants to Landesbank Rheinland-Pfalz ("Landesbank") before his death on September 28, 2001. Capitalized terms used herein have the same definition as those used in the Prospectus dated January 31, 2000.

          The table below supplements and amends, in part, the Selling Shareholders table set forth at page 50 of the Prospectus by (a) noting the pledge of the Ehlert Warrants from Karl Ehlert to Landesbank Rheinland-Pfalz, (b) adjusting the offering and beneficial ownership information applicable to Ehlert to reflect the beneficial ownership of the Ehlert estate as of the date of the Fifth Supplement, and (d) listing Landesbank as a Selling Shareholder for the account of the estate of Ehlert. Except with respect to the Selling Shareholder listed in the table below, the Selling Shareholders table set forth at page 50 of the Prospectus, as amended by the First Supplement to the Prospectus dated January 31, 2000, dated February 18, 2000, the Second Supplement to the Prospectus dated January 31, 2000, dated December 4, 2000, the Third Supplement to the Prospectus dated January 31, 2000, dated September 10, 2001, and the Fourth Supplement to the Prospectus dated January 31, 2000, dated November 13, 2001, remains unchanged.

Selling Shareholder	Common Stock Beneficially Owned Prior to Offering	Common Stock Being Offered	Common Stock Beneficially Owned After Completion of Offering	Percentage of Common Stock Beneficially Owned After Completion of Offering
Landesbank Rheinland-Pfalz f/b/o Estate of Karl H. Ehlert, deceased(6)	350,000(6)	350,000(6)	0	0

___________________________

(6)     These shares are issuable upon the exercise of the Ehlert Warrants which are held by Landesbank Rheinland-Pfalz as a pledgee for the account of the estate of Karl H. Ehlert, deceased. The Company has been advised that, upon the exercise of the Ehlert Warrants, Landesbank, as pledgee, will be the record holder of the shares of Common
          Stock issued pursuant to the Ehlert Warrants and will hold or dispose of such shares for the benefit of the estate of Karl H. Ehlert.

May 9, 2002.